Exhibit 2.0

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”), dated as of April 19, 2007 and amended and restated, by and among VIRGINIA SAVINGS BANK, F.S.B., a federally chartered stock savings bank (the “Bank” or the “Surviving Bank”), VIRGINIA SAVINGS BANCORP, INC., a Virginia corporation (the “Holding Company”), and VSB INTERIM FEDERAL SAVINGS BANK, a to be formed interim federal stock savings bank (the “Interim Bank”). The Holding Company, the Bank and the Interim Bank are collectively referred to herein as the “Constituent Corporations.”

WITNESSETH:

The parties hereto desire to enter into an Agreement and Plan of Reorganization whereby the corporate structure of the Bank will be reorganized into the holding company form of ownership. The result of such reorganization will be that, immediately after the Effective Date (as defined in Article IV below), all of the issued and outstanding shares of common stock, $1.00 par value per share, of the Bank (“Bank Common Stock”) will be held by the Holding Company, and the holders of the issued and outstanding shares of Bank Common Stock will become the holders of the issued and outstanding shares of the common stock, $1.00 par value per share, of the Holding Company (“Holding Company Common Stock”).

The reorganization of the Bank will be accomplished by the following steps: (1) the formation by the Bank of a wholly-owned subsidiary, the Holding Company, for the purpose of initially becoming the sole stockholder of a newly formed interim federal stock savings bank, and subsequently becoming the sole stockholder of the Bank; (2) the formation of an interim federal stock savings bank, the Interim Bank, which will be wholly-owned by the Holding Company; and (3) the merger of the Bank into the Interim Bank, with the Bank as the surviving corporation. Pursuant to such merger: (i) all of the issued and outstanding shares of Bank Common Stock will automatically be converted by operation of law on a one-for-one basis into issued and outstanding shares of Holding Company Common Stock; and (ii) all of the issued and outstanding shares of common stock of the Interim Bank will automatically be converted by operation of law on a one-for-one basis into an equal number of issued and outstanding shares of Bank Common Stock, which will be all of the issued and outstanding capital stock of the Bank.

NOW THEREFORE, in consideration of the mutual agreements set forth herein, the Constituent Corporations agree as follows:

Article I

The Merger and Related Matters

1.1 The Merger. On the Effective Date, the Interim Bank will be merged with and into the Bank (the “Merger”), and the separate existence of the Interim Bank shall cease, and all the property, rights, powers and franchises then owed by the Interim Bank, or which would inure to it, shall immediately and automatically, by operation of law and without any conveyance, transfer or further action, vest in the Bank. The Bank shall be deemed to be a continuation of the Interim Bank, and the Bank shall succeed to the rights and obligations of the Interim Bank.

1.2 Continued Existence of the Bank. Following the Merger, the existence of the Bank shall continue unaffected and unimpaired by the Merger, with all the rights, privileges, immunities and powers, and subject to all the duties and liabilities, of a corporation organized under the laws of the United States with a Federal Stock Charter and the Bylaws in the form approved by the Office of Thrift Supervision (the “OTS”). The Federal Stock Charter and Bylaws of the Bank, as presently in effect, shall continue in full force and effect and shall not be changed in any manner whatsoever by the Merger.

1.3 Continued Business of the Bank; Offices. Following the Effective Date, and subject to the actions of the Board of Directors of the Bank, the business presently conducted by the Bank will continue to be conducted by it, as a wholly-owned subsidiary of the Holding Company, and the present directors and officers of the Bank will continue in their present positions. The locations of the Main Office and branch offices of the Bank immediately prior to the Effective Date shall continue to be the locations of the Main Office and branch offices, respectively, of the Bank from and after the Effective Date.

1.4 Directors. A list of the directors of the Bank, their respective residence addresses, and terms of office is attached hereto as Schedule I and is incorporated herein by reference. The number of directors following the Merger will be eight.

1.5 Savings Accounts. The issuance of savings accounts and other instruments and obligations by the Bank shall not be affected by the Merger.

Article II

Conversion of Stock

2.1 Conversion of Stock. The terms and conditions of the Merger and the manner and basis of converting the respective shares of common stock of the parties to this Agreement shall be as follows:

(a) Holding Company Common Stock. On the Effective Date, any shares of Holding Company Common Stock held by the Bank immediately prior to the Effective Date shall be canceled and shall no longer be deemed outstanding for any purpose.

(b) Bank Common Stock. On the Effective Date, each share of Bank Common Stock issued and outstanding immediately prior to the Effective Date shall automatically by operation of law be converted into and shall become one share of Holding Company Common Stock. Such conversion shall not in any way preclude or prevent any holder of shares of Bank Common Stock from exercising his or her statutory right to dissent from the Merger and to receive from the Bank payment of the value of his or her shares of Bank Common Stock and such other rights and benefits as are provided by law.

(c) Interim Bank Common Stock. Each share of common stock of the Interim Bank issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, automatically by operation of law be converted into and shall become one share of Bank Common Stock and shall not be further converted into shares of Holding Company Common Stock, so that from and after the Effective Date, all of the issued and outstanding shares of Bank Common Stock shall be held by the Holding Company.

(d) Exchange of Bank Common Stock Certificates. From and after the Effective Date, each holder of an outstanding certificate or certificates that, prior thereto, represented shares of Bank

Common Stock shall, upon surrender of the such certificate(s) to the designated agent of the Bank, be entitled to receive, in exchange therefor, a certificate or certificates representing the number of whole shares of Holding Company Common Stock into which the shares theretofore represented by the certificate or certificates so surrendered shall have been converted, as provided in the foregoing provisions of this Article II. Until so surrendered, each such outstanding certificate that, prior to the Effective Date, represented shares of Bank Common Stock shall be deemed for all corporate purposes to evidence the ownership of the number of whole shares of Holding Company Common Stock into which such shares of Bank Common Stock shall have been so converted. Former holders of shares of Bank Common Stock will not be required to exchange their Bank Common Stock certificates for new certificates evidencing the same number of shares of Holding Company Common Stock. If in the future the Holding Company decides to effect an exchange of stock certificates, instructions for such exchange will be sent to all holders of record of Holding Company Common Stock.

(e) Sole Rights, Etc. On the Effective Date, the holders of certificates formerly representing Bank Common Stock outstanding on the Effective Date shall cease to have any rights with respect to the stock of the Bank, and their sole rights shall be with respect to the Holding Company Common Stock into which their shares of Bank Common Stock shall have been converted by the Merger.

Article III

Conditions to the Merger; Termination

3.1 Conditions to the Merger. The obligations of the Bank, the Holding Company and the Interim Bank to effect the Merger shall be subject to satisfaction of the following conditions:

(a) Stockholder Approvals. To the extent required by applicable law, the holders of a majority of the outstanding shares of Bank Common Stock and the holders of a majority of the outstanding shares of the Bank’s Series A Convertible Preferred Stock, $10.00 par value per share (the “Bank Preferred Stock”), each voting as a separate class, and the holders of a majority of the outstanding shares of Bank Common Stock and Bank Preferred Stock voting together shall have approved the Agreement; the Bank, as the sole stockholder of the Holding Company, shall have approved this Agreement; and the Holding Company, as the sole stockholder of the Interim Bank, shall have approved this Agreement. None of such approvals shall have been revoked on or prior to the Effective Date.

(b) Securities Registration. The shares of Holding Company Common Stock to be issued to the holders of Bank Common Stock pursuant to the Merger shall have been duly registered pursuant to Section 5 of the Securities Act of 1933, as amended, and the Holding Company shall have complied with all applicable state securities or “blue sky” laws relating to the issuance of Holding Company Common Stock.

(c) Approvals, Consents. Any and all approvals from the OTS, the Securities and Exchange Commission and any other governmental agency having jurisdiction necessary for the lawful consummation of the Merger and the issuance and delivery of Holding Company Common Stock as contemplated by this Agreement shall have been obtained.

(d) Tax Status. The Bank shall have received either (i) a ruling from the Internal Revenue Service or (ii) an opinion from its special legal counsel, LeClair Ryan, A Professional Corporation, to the effect that the Merger will be treated as a non-taxable transaction under applicable provisions of the Internal Revenue Code of 1986, as amended, and that no gain or loss will be recognized by the holders of Bank Common Stock upon the exchange of Bank Common Stock held by them solely for Holding Company Common Stock.

3.2 Termination. This Agreement may be terminated at any time prior to the Effective Date at the election of any of the parties hereto if any one or more of the conditions to the obligations of any of them hereunder shall not have been satisfied and shall have become incapable of fulfillment and shall not be waived. This Agreement may also be terminated at any time prior to the Effective Date by the mutual consent of the respective Boards of Directors of the parties.

3.3 No Further Obligation. Upon termination for any reason, this Agreement shall be void and of no further effect, and there shall be no liability by reason of this Agreement or the termination thereof on the part of any of the parties hereto or their respective directors, officers, employees, agents or stockholders.

3.4 Costs and Expenses. The Bank shall pay all costs and expenses incurred by it, the Holding Company and the Interim Bank in connection with this Agreement and the transactions contemplated hereunder.

Article IV

Effective Date of the Merger

Upon satisfaction or waiver (in accordance with the provisions of this Agreement) of each of the conditions set forth in Article III, the parties hereto shall execute and cause to be filed Articles of Combination, and such certificates or further documents as shall be required by the OTS, with the Secretary of the OTS and shall cause to be filed with such other federal or state regulatory agencies all such certificates and other documents as may be required in the opinion of special counsel to the Bank and the Holding Company. Upon approval by the OTS and endorsement of such Articles of Combination by the Secretary of the OTS, the Merger and other transactions contemplated by this Agreement shall become effective. The “Effective Date” for all purposes hereunder shall be the date of such endorsement by the Secretary of the OTS.

Article V

Appraisal Rights

5.1 Dissenters’ Rights. Holders of Bank Common Stock who comply with Section 552.14 of the OTS regulations (12 CFR 552.14) shall be entitled to receive the fair or appraised value of the shares of Bank Common Stock held by such shareholder, provided that:

(a) any shares of Bank Common Stock held by a holder who has properly demanded appraisal of such holder’s shares and, as of the Effective Date, has neither effectively withdrawn nor lost such holder’s right to such appraisal (the “Dissenting Shares”) shall not be converted in the manner set forth in Section 2.1(b) hereof, but the holder thereof shall only be entitled to such rights as are granted by OTS regulations.

(b) Notwithstanding the provisions of subparagraph (a) of this Section 5.1, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s right to appraisal, then, as of the Effective Date or the occurrence of such event, whichever later occurs, such Dissenting Shares shall automatically be converted as provided in Section 2.1(b).

Article VI

Miscellaneous

6.1 Waiver. Any of the terms or conditions of this Agreement that may legally be waived may be waived at any time by any party which is entitled to the benefit thereof, or any of such terms or conditions may be amended or modified in whole or in part at any time, to the extent authorized by applicable law, by an agreement in writing, executed in the same manner as this Agreement.

6.2 Amendment. Any of the terms or conditions of this Agreement may be amended or modified in whole or in part at any time, to the extent permitted by applicable law, rules and regulations, by an amendment in writing, provided that any such amendment or modification is not materially adverse to the Bank, the Holding Company or their stockholders. In the event that any governmental agency requests or requires that the transactions contemplated herein be modified in any respect as a condition of providing a necessary regulatory approval or favorable ruling, or that in the opinion of special legal counsel to the Bank such modification is necessary to obtain such approval or ruling, this Agreement may be modified, at any time before or after adoption thereof by the stockholders of the Bank by an instrument in writing, provided that the effect of such amendment would not be materially adverse to the Bank, the Holding Company or their stockholders.

6.3 Execution by the Interim Bank. The Bank and the Holding Company acknowledge that, as of the date hereof, the charter of the Interim Bank has not been issued by the OTS. Accordingly, the Interim Bank does not have the legal capacity to execute this Agreement. The Holding Company, as the organizer and sole stockholder of the Interim Bank, agrees to cause the Interim Bank to execute this Agreement promptly following the corporate organization of the Interim Bank. The Bank and the Holding Company agree to be bound by this Agreement prior to and following such execution by the Interim Bank.

6.4 Counterparts. This Agreement may be executed by the parties hereto in any number of separate counterparts, each of which shall be an original, but such counterparts together shall constitute but one and the same instrument.

6.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, except insofar as the federal law of the United States is deemed to apply.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement and Plan of Reorganization as of the date first above written.

VIRGINIA SAVINGS BANK, F.S.B.

By:	/s/ W. Michael Funk
W. Michael Funk
Executive Vice President and Chief Executive Officer

VIRGINIA SAVINGS BANCORP, INC.

By:	/s/ W. Michael Funk
W. Michael Funk
President and Chief Executive Officer

VSB INTERIM FEDERAL SAVINGS BANK

By:	/s/ W. Michael Funk
W. Michael Funk
President

SCHEDULE I

DIRECTORS OF VIRGINIA SAVINGS BANK, F.S.B.

Name	Residence Address	Term to Expire
Samuel J. Baggarly	1141 Elm Street Front Royal, Virginia 22630	2008

Kent E. Coons	135 Buckingham Court Front Royal, Virginia 22630	2008

Arnold M. Williams	1103 Happy Ridge Drive Front Royal, Virginia 22630	2008

Webb R. Davis	425 West 15th Street Front Royal, Virginia 22630	2009

W. Michael Funk	443 Shenwood Avenue Woodstock, Virginia 22664	2009

Francis D. Hall	124 Polk Avenue Front Royal, Virginia 22630	2009

J. William Gilliam	6899 Leeds Manor Road Orlean, Virginia 20128	2007

David L. Wines	211 Jamestown Road Front Royal, Virginia 22630	2007